Ex-12


                                                      Idaho Power Company
                                              Consolidated Financial Information
                                              Ratio of Earnings to Fixed Charges

                                                                                                                 Twelve Months
                                                             Twelve Months Ended December 31,                        Ended
                                                                  (Thousands of Dollars)                            June 30,
                                                   1993         1994         1995         1996         1997          1998
Computation of Ratio of Earnings to
  Fixed Charges:
    Consolidated net income.....................  $84,464      $74,930      $86,921      $90,618      $92,274        $93,079

Income taxes:
    Income taxes (incl amounts charged
     to other income and deductions)............   38,057       35,307       49,498       51,316       47,559         43,793
    Investment tax credit adjustment............   (1,583)      (1,064)      (1,086)         776       (1,087)          (470)
          Total income taxes....................   36,474       34,243       48,412       52,092       46,472         43,323

Income before income taxes......................   120,938     109,173      135,333      142,710      138,746        136,402

Fixed Charges:
    Interest  on long-term debt.................   53,706       51,172       51,147       52,165       53,215         52,350
     expense and premium - net..................      507          567          567          594          653            656
    Interest on short-term bank loans...........      220        1,157        3,144        2,269        2,902          3,050
    Other interest..............................    2,023        1,538        1,598        2,319        3,990          4,104
    Interest portion of rentals.................    1,077          794          925          991          982          1,002

          Total fixed charges...................   57,533       55,228       57,381       58,338       61,742         61,162

Earnings  - as defined.......................... $178,471     $164,401     $192,714     $201,048     $200,488       $197,564

Ratio of earnings to fixed charges..............    3.10x        2.98x        3.36x        3.45x        3.25x          3.23x









                                                                                                                  Exhibit 12